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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934
                    or Suspension of Duty to File Reports Under
                          Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934


                                                  Commission File No.:  0-13608

                           InnoServ Technologies, Inc.
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            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               320 Westway, Suite 530, Arlington, Texas 76018
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  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                 REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   Common Stock, par value $0.01 per share
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          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      None
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    (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE REPORTS
                      UNDER SECTION 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)   /X/             Rule 12h-3(b)(1)(ii)   / /

       Rule 12g-4(a)(1)(ii)  / /             Rule 12h-3(b)(2)(i)    / /

       Rule 12g-4(a)(2)(i)   / /             Rule 12h-3(b)(2)(ii)   / /

       Rule 12g-4(a)(2)(ii)  / /             Rule 15d-6             / /

       Rule 12h-3(b)(1)(i)   / /

     Approximate number of holders of record as of the certification or
notice date:      650
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
InnoServ Technologies, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Date:  September 16, 1998
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                              By:    /s/ Thomas E. Hoefert
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                              Name:  Thomas E. Hoefert, Vice President and Chief
                                     Financial Officer (duly authorized officer
                                     and principal financial and accounting
                                     officer)